                                   FIFTH AMENDMENT
                                 TO CREDIT AGREEMENT



    This FIFTH AMENDMENT TO CREDIT AGREEMENT ("Fifth Amendment") is entered into as of June 6, 1997 by and between THE TODD-AO CORPORATION, a Delaware corporation, (the "Borrower") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, (the "Bank") and amends that certain Credit Agreement dated as of December 2, 1994 between Borrower and the Bank, as amended by a First Amendment to Credit Agreement dated as of March 13, 1995, a Second Amendment to Credit Agreement dated as of April 5, 1996, a Third Amendment to Credit Agreement dated as of June 14, 1996 and a Fourth Amendment to Credit Agreement dated as of October 1, 1996 (as so amended, the "Agreement").


                                       RECITALS


    A. The Borrower has notified the Bank that it intends to acquire certain assets and assume certain liabilities of Hollywood Digital Limited Partnership through a wholly-owned Subsidiary of Borrower, Todd-AO HD, Inc., on terms and conditions disclosed to Bank in (i) the Agreement for the Purchase and Sale of Assets between Borrower, Todd-AO HD, Inc. and Hollywood Digital and (ii) the Convertible Subordinated Notes, and Borrower desires to amend the Agreement to facilitate such acquisition. The Hollywood Digital Acquisition is permitted by
Section 8.6(b) of the Agreement and will not count against capital expenditures permitted under Section 8.9 of the Agreement.

    B. The Borrower has also requested an increase in the Revolving Loan Commitment for U.S. Dollar-denominated Revolving Loans and an increased multi-currency facility providing for English Pounds Sterling, French Francs, Deutsche Marks and U.S. Dollars. The Borrower has also requested several amendments to a number of covenants contained in the Agreement.

    C. The Borrower has also requested a $1,000,000 subfacility within the Dollar Revolving Loan Commitment for letters of credit.


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

    D. The Bank is willing to so amend the Agreement on the terms and conditions set forth herein.


    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:

    1. TERMS. All terms used herein shall have the same meaning as in the Agreement unless otherwise defined herein. All references to the Agreement shall mean the Agreement as hereby amended.


    2. AMENDATORY PROVISIONS TO AGREEMENT. The Borrower and the Bank hereby agree that the Agreement is amended as follows:

    2.1 Section 1.2 of the Agreement is amended by inserting the following new definitions in proper alphabetical order:

         ""Active Multicurrency Revolving Loan Commitment" means that portion of the Multicurrency Revolving Loan Commitment designated by the Borrower pursuant to Section 2.4(b) under which Revolving Loans may be borrowed pursuant to Section 2.1(b). The initial Active Multicurrency Revolving Loan Commitment is $7,500,000."

         ""Applicable Commitment Fee Amount" means: (a) with respect to the unused portion of the Dollar Revolving Loan Commitment and the Active Multicurrency Revolving Loan Commitment (i) a fee at a rate of 0.375% per annum on each day when the Leverage Ratio is less than or equal to 2 to 1, and (ii) a fee at a rate of 0.500% per annum on each day when the Leverage Ratio is greater than 2 to 1, and (b) with respect to the Inactive Multicurrency Revolving Loan Commitment (but


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

    subject to Section 2.4(b)), a fee at a rate of 0.125% per annum, regardless of the Leverage Ratio."

         ""Applicable Standby Letter of Credit Fee" means (a) a fee at a rate of 1.5% per annum on the undrawn face amount of any standby Letter of Credit on each day when the Leverage Ratio is less than or equal to 2 to 1, and (b) a fee at a rate of 2% per annum on the undrawn face amount of any standby Letter of Credit on each day when the Leverage Ratio is greater than 2 to 1."

         ""CD Rate Loan" means a Dollar-denominated Revolving Loan which bears interest at a rate based upon a CD Rate."

         ""Convertible Subordinated Notes" means convertible subordinated notes in an aggregate principal amount not exceeding $12,800,000 issued by the Borrower in connection with the Hollywood Digital Acquisition and having terms and conditions and otherwise in form and substance satisfactory to the Bank, and any extension, renewal, refunding and refinancing thereof in form and substance satisfactory to the Bank; provided that after giving effect to such extension, renewal, refunding or refinancing the principal amount thereof is not increased."

         ""Dollar Equivalent" means, as of any date, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars based upon the Spot Rate for the purchase of Dollars with such Offshore Currency on such date."

         ""FX Trading Office" means the Foreign Exchange Trading Center #5752, Los Angeles, California, of the Bank, or such other of the Bank's offices as the Bank may designate from time to time."

         ""Hollywood Digital" means Hollywood Digital Limited Partnership, a Delaware limited partnership."


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

         ""Hollywood Digital Acquisition" means the acquisition of certain assets and the assumption of certain liabilities of Hollywood Digital by Todd-AO HD on terms and conditions disclosed to and previously approved by the Bank in (a) the Agreement for the Purchase and Sale of Assets between Borrower, Todd-AO HD and Hollywood Digital and (b) the Convertible Subordinated Notes."

         ""Inactive Multicurrency Revolving Loan Commitment" means that portion of the Multicurrency Revolving Loan Commitment which is not the Active Multicurrency Revolving Loan Commitment."

         ""Letter of Credit" means any standby or commercial letter of credit issued by Bank under the Dollar Revolving Loan Commitment."

         ""Letter of Credit Usage" means, as at any date of determination, the undrawn face amount of outstanding Letters of Credit PLUS the aggregate amount of all drawings under the Letters of Credit honored by the Bank and not theretofore reimbursed by the Borrower or converted into Revolving Loans."

         ""Multicurrency Revolving Loan Commitment" means the Bank's undertaking to make Revolving Loans to the Borrower in Dollars and Offshore Currencies subject to the terms and conditions hereof in an aggregate principal amount not to exceed the Dollar Equivalent of $10,000,000, as the same may be adjusted pursuant to the provisions of Section 2.4(a). The Multicurrency Revolving Loan Commitment is in addition to, and not part of, the Dollar Revolving Loan Commitment and is comprised of the Active Multicurrency Revolving Loan Commitment and the Inactive Multicurrency Revolving Loan Commitment."

         ""Offshore Currency" means English Pounds Sterling, French Francs or Deutsche Marks."

         ""Offshore Currency Revolving Loan" means any Revolving Loan denominated in an Offshore Currency."

         ""Offshore Rate Loan" means a Revolving Loan which bears interest at a rate based upon the Offshore Rate, and may be a Dollar-denominated Revolving Loan or an Offshore Currency Revolving Loan."

         ""Offshore Rate Minimum Tranche" means (a) in the case of Offshore Rate Loans denominated in Dollars, $1,000,000 or any multiple of $100,000 in excess thereof and (b) in the case of Offshore Currency Revolving Loans, 1,000 units of the Offshore Currency having a Dollar Equivalent of not less than $100,000 and multiples of 1,000 units of such Offshore Currency in excess of the initial 1,000 units of such Offshore Currency."

         ""Spot Rate" for a currency means the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency through its FX Trading Office at approximately 8:00 a.m. (San Francisco time) on the date two Offshore Business Days prior to the date as of which the foreign exchange computation is made."

         ""Todd-AO HD" means Todd-AO HD, Inc., a California corporation."

    2.2 The following definitions in Section 1.2 of the Agreement are amended and restated in their entirety as follows:

         ""Borrowing Date" means any date on which the Bank shall make a Borrowing hereunder or shall issue, supplement, modify, amend, renew, or extend any Letter of Credit."

         ""Business Day" means any day, other than a Saturday or Sunday, on which the Bank is open for business in San Francisco and New York City and on which commercial banks generally are open for business and dealing in Dollar deposits in San Francisco and New York."

         ""Dollar Revolving Loan Commitment" means the Bank's undertaking to make Dollar-denominated Revolving Loans to the Borrower subject to the terms and conditions hereof in an aggregate principal amount not to exceed $25,000,000, as the same may be adjusted pursuant to the provisions of
    Section 2.4(a)."

    WITHIN THE DEFINITION OF "OFFSHORE RATE:"

              ""Offered Rate" means for each Interest Period the rate of interest (rounded upward to nearest 1/100th of one percent) at which deposits in Dollars or the applicable Offshore Currency for such Interest Period would be offered by the Bank's Grand Cayman Branch, Grand Cayman, British West Indies (or other office as may be designated for such purpose by the Bank), to major banks in the offshore Dollar or applicable Offshore Currency interbank markets upon request of such banks at approximately 8:00 a.m. San Francisco time two Business Days prior to the first day of such Interest Period."

         ""Offshore Rate Business Day" means a day on which dealings in Dollar deposits are carried out by the Bank's Grand Cayman branch and which is also a Business Day and, with respect to Offshore Currency Revolving Loans, is also a Business Day on which dealings in such Offshore Currency deposits are carried out by the Bank's Grand Cayman branch."

         ""Offshore Rate Loan" means a Revolving Loan that bears interest based on the Offshore Rate, and may be an Offshore Rate Loan denominated in Dollars or in an Offshore Currency."

         ""Reference Rate Loan" means a Dollar-denominated Revolving Loan which bears interest at a rate based upon a Reference Rate."

         ""Revolving Loan Commitment" means the Dollar Revolving Loan Commitment or the Multicurrency Revolving Loan Commitment."

         ""Revolving Loan" means loans made pursuant to Section 2.1(a) or
    Section 2.1(b)."

    2.3  The first paragraph of the definition of "Interest Period" in Section
1.2 of the Agreement is amended and restated as follows:

         ""Interest Period" means, with respect to any Borrowing of an Offshore Rate Loan or a CD Rate Loan, a period commencing on the Borrowing Date thereof (or the date of the expiration of the then current Interest Period with respect to any outstanding Offshore Rate Loans or CD Rate Loans) to
    (i) with respect to a Borrowing of an Offshore Rate Loan, a date 1, 2, 3, 6 or 9 months thereafter (but only to the extent Dollar deposits or deposits in the applicable Offshore Currency of such duration are generally available in the applicable offshore interbank market), and (ii) with respect to a Borrowing of a CD Rate Loan, a date 30, 60, 90, 180 or 270 days thereafter (or such other day as may be agreed upon by the Borrower and the Bank), subject in all cases to the following:"

    2.4 The definition of "Leverage Ratio" in Section 1.2 of the Agreement is amended by inserting the following at the end thereof before the period:

    "PROVIDED, FURTHER, that for purposes of determining the Applicable Commitment Fee Amount, the CD Rate Margin, the Offshore Rate Margin and the Reference Rate Margin only, the Convertible Subordinated Notes shall not be included in Funded Indebtedness."

    2.5 Section 1.2 of the Agreement is amended by deleting the following definitions:

    "Pound Sterling" and the sign "L"
    "Pound Sterling Borrowing"
    "Pound Sterling Revolving Loans"

    "Pound Sterling Revolving Loan Commitment"

    2.6  A new Section 1.3 is inserted in the Agreement immediately following
Section 1.2:

         "1.3 CURRENCY EQUIVALENTS GENERALLY. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate from time to time as of any date for which the Bank determines the Dollar Equivalent of Offshore Currency Revolving Loans, including, without limitation (i) any date on which a Borrowing of an Offshore Currency Revolving Loan is requested and made, (ii) the last Business Day of each month, and (iii) any other date selected by the Bank from time to time in its sole discretion."

    2.7 Section 2.1 of the Agreement is amended and restated in its entirety as follows:

         "2.1 THE COMMITMENTS.

         "(a) THE DOLLAR REVOLVING LOAN COMMITMENT. Subject to the terms and conditions hereof, the Bank agrees to make Revolving Loans and issue Letters of Credit in Dollars pursuant to this Section 2 on a revolving basis from time to time from the date hereof to the Maturity Date, during which period the Borrower may borrow, prepay and reborrow in accordance with the provisions hereof; PROVIDED that the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Usage at any one time outstanding under the Dollar Revolving Loan Commitment shall not exceed the Dollar Revolving Loan Commitment; PROVIDED, FURTHER, that Letter of Credit Usage shall not at any one time exceed $1,000,000. Revolving Loans outstanding under the Dollar Revolving Loan Commitment may be made and maintained, at the election of the Borrower made from time to time as permitted herein, as Reference Rate Loans, CD Rate Loans or Offshore Rate Loans or any combination thereof.

         "(b) THE MULTICURRENCY REVOLVING LOAN COMMITMENT. Subject to the terms and conditions hereof, the Bank agrees to make Revolving Loans in Dollars and Offshore Currencies to the Borrower pursuant to this Section 2 on a revolving basis from time to time from the date hereof to the Maturity Date, during which period the Borrower may borrow, prepay and reborrow in accordance with the provisions hereof; PROVIDED that the aggregate unpaid principal amount of all Revolving Loans of the Bank at any one time outstanding under the Multicurrency Revolving Loan Commitment shall not exceed the Active Multicurrency Revolving Loan Commitment. Offshore Currency Revolving Loans may be requested only as Offshore Rate Loans. Revolving Loans denominated in Dollars may be made and maintained, at the election of the Borrower made from time to time as permitted herein, as Reference Rate Loans, CD Rate Loans or Offshore Rate Loans or any combination thereof."

    2.8 Section 2.2(a) of the Agreement is amended and restated in its entirety as follows:

         "(a) In order to borrow Revolving Loans under this Agreement, the Borrower shall deliver to the Bank prior notice (by telex, telegram or telecopier (and shall confirm receipt by telephone immediately after transmission), or by telephone (confirmed in writing promptly thereafter)) of its intention to borrow under this Section 2, by delivery to the Bank at its Payment Office of a duly completed Notice of Borrowing. Such Notice of Borrowing shall specify: (i) the proposed Borrowing Date, which date shall be a Business Day in the case of a Borrowing of a Reference Rate Loans or a CD Rate Loan or an Offshore Rate Business Day in the case of a Borrowing of an Offshore Rate Loan, (ii) the aggregate principal amount of the Borrowing to be made on such date, (iii) whether such Revolving Loan is to be funded as a CD Rate Loan, Offshore Rate Loan or Reference Rate Loan, (iv) in the case of a CD Rate Loan or an Offshore Rate Loan, the initial Interest Period therefor, (v) whether such Revolving Loan is being borrowed under the Dollar Revolving Loan Commitment or the Multicurrency Revolving Loan Commitment, and (vi) in the case of an Offshore Currency Revolving Loan, the Offshore Currency thereof. Each Borrowing of a Reference Rate Loan shall be in an aggregate principal amount at least equal to $250,000, each Borrowing of a CD Rate Loan shall be in an aggregate principal amount of at least $1,000,000 and each Borrowing of an Offshore Rate Loan shall be in an aggregate principal amount of at least the Offshore Rate Minimum Tranche for such type of Offshore Rate Loan."

    2.9 Section 2.2(b)(i) of the Agreement is amended and restated in its entirety as follows:

    "(i) 10:00 a.m. (San Francisco time) not less than three Offshore Rate Business Days prior to the proposed Borrowing Date if the Borrowing is to be a Borrowing of an Offshore Rate Loan denominated in Dollars and 10:00 a.m. (San Francisco time) not less than four Offshore Rate Business Days prior to the proposed

    Borrowing Date if the Borrowing is to be of an Offshore Currency Revolving Loan,"

    2.10 Section 2.3 of the Agreement is amended by inserting "and currency" after "the date and amount."

    2.11 Section 2.4 of the Agreement is amended and restated in its entirety as follows:

         "2.4 TERMINATION AND REDUCTION OF REVOLVING LOAN COMMITMENTS; INCREASES IN ACTIVE MULTICURRENCY REVOLVING LOAN COMMITMENT (a) Upon at least five Business Days' irrevocable prior written notice to the Bank, the Borrower may terminate or permanently reduce all or any portion of the unused Dollar Revolving Loan Commitment or the Multicurrency Revolving Loan Commitment from time to time without premium or penalty. Each partial reduction of a Revolving Loan Commitment shall be in integral multiples of $1,000,000. Any termination of any Revolving Loan Commitment shall be accompanied by payment of the Commitment Fee for such Revolving Loan Commitment(s) accrued through the effective date of the termination. Any reduction in the Multicurrency Revolving Loan Commitment may be allocated between the Active Multicurrency Revolving Loan Commitment and the Inactive Multicurrency Revolving Loan Commitment as directed by the Borrower at the time of such reduction.

         "(b) Upon at least five Business Days' irrevocable prior written notice to the Bank, the Borrower may, effective as of the first day of any fiscal quarter of Borrower, increase the Active Multicurrency Revolving Loan Commitment to an amount not exceeding the Multicurrency Revolving Loan Commitment. Each such increase shall be in integral multiples of $2,500,000, and shall be accompanied by an amount equal to the difference between the commitment fee actually paid in respect of such Inactive Multicurrency Revolving Loan Commitment being activated and the commitment fee that would have been payable on such Inactive Multicurrency Revolving Loan Commitment had it been part of the Active Multicurrency Revolving Loan Commitment commencing on the first day of the prior fiscal quarter. Once activated, no portion of the Active Multicurrency Revolving Loan Commitment may be decreased except as part of an overall reduction of the Multicurrency Revolving Loan Commitment. The Borrower may not activate any portion of the Multicurrency Revolving Loan Commitment more than once quarterly."

    2.12 Section 2.5(a) of the Agreement is amended and restated in its entirety as follows:

         "(a) On the last Offshore Rate Business Day of February, 2000, and on the last Offshore Rate Business Day of each May, August, November, and February thereafter through the Maturity Date (each such day, an "Amortization Date"), (i) the Dollar Revolving Loan Commitment shall automatically reduce by an amount equal to 5% of the original Dollar Revolving Loan Commitment, and (ii) the Multicurrency Revolving Loan Commitment shall automatically reduce by an amount equal to 5% of the original Multicurrency Revolving Commitment (the "Regular Amortization Amount"). On each such Amortization Date the Borrower shall pay to the Bank the amount, if any, by which the principal amount of outstanding Revolving Loans under each Revolving Commitment exceeds such Revolving Loan Commitment, as so reduced. The Revolving Loan Commitments shall reduce to zero on the Maturity Date on which date the principal amount of all Revolving Loans shall be due and payable in full."

    2.13 Sections 2.5(b)(ii), 2.5(b)(iv) and 4.3(a) of the Agreement are amended by deleting "or L500,000, as applicable," and inserting "or, as applicable, the Offshore Rate Minimum Tranche" in lieu thereof.

    2.14 Section 2.5(c) of the Agreement is amended and restated in its entirety as follows:

         "(c) If, at any time (i) Letter of Credit Usage plus the outstanding aggregate principal amount of Revolving Loans made under the Dollar Revolving Loan Commitment exceeds the Dollar Revolving Loan

    Commitment, or (ii) the outstanding aggregate principal amount of Revolving Loans made under the Multicurrency Revolving Loan Commitment exceeds the Multicurrency Revolving Loan Commitment, in each case whether by reason of the termination or any reduction of a Revolving Commitment or because of a recalculation of the Dollar Equivalent of outstanding Offshore Currency Revolving Loans pursuant to Section 1.3, the Borrower shall immediately pay or prepay Revolving Loans under the relevant Revolving Loan Commitment in an aggregate principal amount equal to such excess, together with, in the case of the prepayment of Offshore Rate Loans or CD Rate Loans, accrued interest on the portion prepaid and any costs payable under Section 4.6."

    2.15  A new Section 2.6 is inserted into the Agreement immediately after
Section 2.5 of the Agreement as follows:

         "2.6  LETTERS OF CREDIT.

              "(a) Subject to the terms and conditions of this Agreement, the Bank agrees to issue Letters of Credit for the account of the Borrower. Letters of Credit may have automatic extension or renewal provisions so long as the Bank has the right to terminate them no less frequently than annually within a notice period to be agreed upon at the time each such Letter of Credit is issued.

              "(b) Whenever the Borrower desires to have a Letter of Credit issued hereunder, or to amend a previously issued Letter of Credit, it shall deliver to the Bank, not less than three Business Days prior to the date of issuance or amendment thereof, a duly completed application on the Bank's standard form (or on such other form specified from time to time by the Bank) (a "Letter of Credit Application"). Each Letter of Credit Application shall specify, among other things: (i) the proposed date of issuance or amendment (which shall be a Business Day); (ii) if the Letter of Credit is not an "evergreen" Letter of Credit, the date of expiration of the Letter of Credit (which shall be a date not later the earlier of 12 months after the

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    issuance thereof and the Maturity Date; (iii) the name and address of the beneficiary thereof; (iv) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (v) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vi) the terms of any amendment thereto. Notwithstanding any provision of any Letter of Credit Application to the contrary, it is understood that in the event of any conflict between the terms of any such Letter of Credit Application and the terms of this Agreement, the terms of this Agreement shall control with respect to events of default, representations and warranties, and covenants, except that such Letter of Credit Application may provide for further warranties relating specifically to the transaction or affairs underlying such Letter of Credit.

         "(c) If any request for drawing is made under any Letter of Credit, the Bank will be responsible only to determine that the documents to be delivered under the relevant Letter of Credit have been delivered and comply on their face with the requirements of such Letter of Credit. The Bank shall pay any drafts properly presented under any Letter of Credit.

         "(d) In the event of any drawing under any Letter of Credit, the Borrower shall reimburse the Bank on or before the day on which such drawing is paid (the "Reimbursement Date") in an amount in same day funds equal to the amount of the drawing (the "Disbursement Amount"). Unless prior to 10:00 a.m. (San Francisco time) on the Reimbursement Date (i) the Borrower shall have notified the Bank that it intends to reimburse the Bank for the amount of such drawing with funds other than from proceeds of Revolving Loans and/or (ii) the Borrower shall have delivered a Notice of Borrowing requesting a Reference Rate Loan under the Dollar Revolving Commitment in an amount at least equal to the amount of the Disbursement Amount (less the amount of such funds referred to in clause (i) above), the Borrower shall be deemed to have given a Notice of Borrowing to the Bank to make a Reference Rate Loan under the Dollar Revolving Commitment on the Reimbursement Date in an amount equal to the Disbursement Amount. If the conditions specified in Sections 5.1 and
    5.2 are satisfied on such Reimbursement Date, the Bank shall be deemed to have made a Reference Rate Loan under the Dollar Revolving Commitment to the Borrower to reimburse itself for the Disbursement Amount.

         "(e) If the conditions specified in Section 5.1 or 5.2 are not satisfied on such Reimbursement Date, the Borrower shall reimburse the Bank on demand for any such Disbursement Amount, together with interest thereon at a rate per annum equal to the Reference Rate plus 2% per annum, accruing from the Reimbursement Date until such Disbursement Amount is paid in full.

         "(f) The Bank may, at its election and subject to the terms of a Letter of Credit, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Maturity Date.

         "(g) The obligations of the Borrower under this Agreement with respect to any Letter of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and of any application for Letter of Credit, including without limitation, the following circumstances:

              "(i) any lack of validity or enforceability of the Letter of Credit, this Agreement, any application for Letter of Credit or any other agreement or instrument relating to any of the foregoing;

              "(ii) the existence of any claim, setoff, defense or other rights that the Borrower may have at any time against any beneficiary or transferee of the Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement or any unrelated transaction;

              "(iii) any breach of contract or other dispute between the Borrower and any beneficiary or transferee of the Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person;

              "(iv) any demand, statement, tested telex or any other document presented under a Letter of Credit which on its face appears to conform with the terms and conditions of the Letter of Credit but proves to have been invalid or insufficient for its intended business purpose or to have been forged or fraudulent in any respect or to contain any statement therein which is untrue or inaccurate in any respect whatsoever; or

              "(v) any delay, extension of time, renewal, waiver, compromise or other indulgence or modification granted or agreed to by the Bank, with or without notice to or approval by the Borrower, in respect to any Letter of Credit.

         "(h) Neither the Bank nor any of its officers or directors shall be liable or responsible for:

              "(i) the use that may be made of the Letters of Credit or for any acts or omissions of the beneficiary or any transferee of the Letters of Credit in connection therewith;

              "(ii) the validity, sufficiency for their intended business purpose or genuineness of documents, or of any endorsements thereon which on their face appear to conform to the terms and conditions of the Letter of Credit, even if such documents should prove to be in any or all respects invalid, insufficient for their intended business purpose, fraudulent or forged; or

              "(iii) acceptance of documents that appear on their face to conform to the terms and conditions of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary.

         "(i) On or before the Maturity Date, the Borrower shall, if any Letter of Credit remains outstanding and partially or wholly undrawn, immediately deliver to the Bank an irrevocable letter of credit from an issuer acceptable to the Bank in its sole discretion, in form and substance satisfactory to the Bank, in a stated amount not less than the Letter of Credit Usage. The Bank shall hold such letter of credit as collateral for the Borrower's obligations to reimburse the Bank for any drawings under such Letter of Credit. The Bank shall return such letter of credit to the Borrower upon all of such Letter(s) of Credit having expired, becoming void or otherwise become unavailable for further drawing, or the face amount thereof being reduced, or after the Maturity Date, to the extent any cash collateral has not been applied to such drawings, and the Bank having no further obligation thereunder, as the case may be. The commissions payable with respect to Letters of Credit will continue to accrue during any period that collateral is being held.

         "(j) The Uniform Code of Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable law."

    2.16  Section 4.13(b) is amended and restated in its entirety as follows:

         "(b) The Borrower shall pay to the Bank a fee on the average daily undrawn face amount of each Letter of Credit as follows:

              "(i) Standby Letters of Credit: the Applicable Standby Letter of Credit Fee, with a minimum fee of $250 per annum per Letter of Credit; and

              "(ii) Commercial Letters of Credit: at Bank's then standard schedule of rates at time of issuance.

    "Such Letter of Credit fees shall be computed on the basis of a 365 or 366 day year, as applicable, for actual days elapsed on the average daily Letter of Credit Usage for the period from the date of issuance of each Letter of Credit and shall be due and payable quarterly in arrears on (and inclusive of) the last Business Day of each February, May, August, and November. The Borrower shall also pay such other fees and commissions at the times and in the amounts that the Bank advises the Borrower from time to time as being applicable to the Borrower's standby Letters of Credit."

    2.17 Section 4.1(a) of the Agreement is amended by inserting "and in respect of Letters of Credit" after "on the Loans" in the first sentence thereof.

    2.18 Section 4.1(a) of the Agreement is further amended by inserting the following at the end thereof:

    "Payment of principal and interest with respect to Offshore Currency Revolving Loans shall be made in the Offshore Currency of such Revolving Loan."

    2.19 Section 4.3(b) the Agreement is amended by amending and restating the second sentence therein as follows:

    "Conversions into or continuations of Offshore Currency Revolving Loans shall not be permitted if the Bank determines that Offshore Currency deposits in amounts as may be necessary are not generally available in the applicable Offshore Currency interbank market."

    2.20 Section 4.4 the Agreement is amended by amending and restating the second sentence therein as follows:

    "Interest on Offshore Currency Revolving Loans shall be payable in the Offshore Currency of such Revolving Loan."

    2.21 Section 4.7 the Agreement is amended by (a) deleting "offshore Pound Sterling" wherever it appears in clauses (1) and (3) thereof and inserting "the applicable Offshore Currency" in lieu thereof and (b) amending and restating clause (5) as follows:

    "(5) Offshore Currency deposits for the relevant Offshore Currency, amount or Interest Period of an Offshore Currency Revolving Loan are not available to the Bank in the applicable Offshore Currency interbank market,"

    2.22 Section 4.9(a) of the Agreement is amended by inserting "or to issue Letters of Credit" after "to make Loans" wherever it appears therein.

    2.23 Section 4.9(b) of the Agreement is amended by (a) inserting "or the Letters of Credit" after "any of the Loans" and (b) inserting "or to issue Letters of Credit" after "its obligations to make Loans."

    2.24  The paragraph following Section 4.9(b) of the Agreement is amended by
(a) inserting "or Letters of Credit" after "maintaining its Loans."

    2.25 Section 4.10 of the Agreement is amended by inserting "or Letters of Credit" after "any Loans."

    2.26 Section 4.11 of the Agreement is amended and restated in its entirety as follows:

         "4.11 FUNDING. The Bank shall be entitled to fund all or any portion of its Revolving Loans in any manner it may determine in its reasonable discretion, including, without limitation, in the Grand Cayman interbank market, the London interbank market and within the United States. All calculations and transactions hereunder shall be conducted as though the Bank actually funded (a) all Offshore Rate Loans through the purchase in Grand Cayman of offshore Dollar deposits or the applicable Offshore Currency, and (b) all CD Rate Loans through the sale of certificates of deposit in the secondary market in New York City, in each case in the amount of the relevant Revolving Loan with maturities corresponding to the applicable Interest Period; PROVIDED that, as of the time of the making of such election, such election does not materially increase the amounts which would have been payable by the Borrower to the Bank under this Agreement in the absence of such election."

    2.27 Section 4.13(a) of the Agreement is amended and restated in its entirety as follows:

         "(a) The Borrower agrees to pay to the Bank a commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Amount on the (i) unused portion of the Dollar Revolving Loan Commitment and the Active Multicurrency Revolving Loan Commitment Revolving Loan Commitment and (ii) entirety of the Inactive Multicurrency Revolving Loan Commitment. All Commitment Fees shall be computed on the basis of a 365 or 366 day year, as applicable, for actual days elapsed on the average daily used and unused amount of the Revolving Loan Commitments for the period from the date of this Agreement to and including the Maturity Date. The Commitment Fee for the Active Multicurrency Revolving Loan Commitment shall be payable in Dollars in an amount equal to the Dollar Equivalent of the average daily unused amount of the Active Multicurrency Revolving Loan Commitment. The Commitment Fee shall be payable quarterly in arrears on (and inclusive of) the last Business Day of each February, May, August, and November, and on the Maturity Date. If there is any change in the Active Multicurrency Revolving Loan Commitment or the Leverage Ratio which changes the

    Applicable Commitment Fee Amount for any period during any quarter, then the Commitment Fee shall computed separately for each such period by multiplying the average used and unused Dollar Revolving Loan Commitment and the Active Multicurrency Revolving Loan Commitment during such period and the entirety of the Inactive Multicurrency Revolving Loan Commitment during such period by the Applicable Commitment Fee in effect for such period."

    2.28 Section 5.2 of the Agreement is amended by inserting "and all Letters of Credit" after "All Loans" in the subhead thereof and (b) inserting "or to issue, supplement, modify, amend, renew, or extend any Letter of Credit" after "to make all Loans" in the introductory paragraph of such Section.

    2.29 Section 5.2(a) of the Agreement is amended by (a) inserting "or Letters of Credit to be issued" after "Loans to be made", (b) inserting "or Letters of Credit being issued" after "Loans being made", and (c) inserting "or Letters of Credit expiring" after "Loans maturing."

    2.30  A new Section 5.2(d) is inserted into the Agreement immediately after
Section 5.2(c) of the Agreement as follows:

         "(d) With respect to Letters of Credit, the Bank shall have received a completed application and agreement for letter of credit on the Bank's standard form."

    2.31 The introductory paragraph of Section 6 of the Agreement is amended by inserting "or to issue Letters of Credit" after "to make Loans."

    2.32 Section 8.1 of the Agreement is amended by deleting "and" at the end of subsection (f), deleting the period at the end of subsection (g) and inserting "; and" in lieu thereof, and inserting a new subsection (h) as follows:

    "(h)  the Convertible Subordinated Notes."

    2.33 Sections 8.2(b) and (c) of the Agreement is amended and restated in its entirety as follows:

         "(b) lease financing with BankAmerica Leasing and Capital Corporation not exceeding in the aggregate at any time outstanding $25,000,000 LESS an amount equal to any Indebtedness secured by Liens permitted by Section 8.2(d);

         "(c) liens securing Contingent Obligations and Indebtedness permitted by Section 8.1(f); and

         "(d) liens in connection with equipment leases not exceeding $250,000 in the aggregate at any time which were assumed in connection with the Hollywood Digital Acquisition, and any extension, renewal, refunding and refinancing thereof; provided that after giving effect to such extension, renewal, refunding or refinancing the principal amount thereof is not increased."

    2.34 Section 8.9 of the Agreement is amended by inserting the following at the end thereof before the period:

    "; PROVIDED, FURTHER, that if the Hollywood Digital Acquisition is completed, the Borrower and its Subsidiaries may assume and incur up to $16,500,000 in capital expenditures in the aggregate in fiscal year 1997."

    2.35 Section 8.3 of the Agreement is amended and restated in its entirety as follows:

         "8.3 LIMITATION ON DIVIDENDS AND STOCK REPURCHASES. Declare or pay any dividends on any of its shares, or repurchase any of its stock having a market value, which would exceed the greater of (a) 50% of its positive net income for the immediately preceding four fiscal quarters or (b) $2,500,000 per fiscal year."

    2.36 Section 8.12 of the Agreement is amended and restated in its entirety as follows:

         "8.12 MINIMUM TANGIBLE NET WORTH. Permit its Tangible Net Worth at any time to be less than the sum of (a) (i) prior to the Hollywood Digital Acquisition, $49,700,000, and (ii) upon completion of the Hollywood Digital Acquisition, $25,000,000 PLUS (b) 50% of the Borrower's consolidated net income for each fiscal quarter (without deduction for any net loss) commencing with the fiscal quarter ending subsequent to February 28, 1997, PLUS (c) 100% of the net proceeds received by the Borrower or any of its Subsidiaries from the issuance of equity by the Borrower or any Subsidiary."

    2.37 Section 9.2(i) of the Agreement is amended by inserting "or to issue or amend Letters of Credit" after "to make the Loans."

    2.38 Section 9.2(ii) of the Agreement is amended by inserting the following after "become due and payable, forthwith:"

    "and the Borrower will forthwith pay to the Bank an amount in cash equal to the Letters of Credit Usage then outstanding, to be deposited into an interest bearing deposit account maintained with Bank as cash collateral for the Borrower's obligations to reimburse Bank for any drawings under such Letters of Credit as and when such drawings are made (the Borrower hereby grants the Bank a security interest in such account) and such cash collateral shall be returned to the Borrower to the extent all Letter of Credit Usage is paid and/or remaining Letters of Credit expire, become void or otherwise become unavailable for drawing,"

    2.39 Section 10.4 of the Agreement is amended by inserting "or any Letter of Credit" after "any Loan."


    3. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank that:

    3.1 AUTHORITY. The Borrower has all the necessary corporate power to make, execute and deliver this Fifth Amendment, and this Fifth

Amendment is the legal, valid and enforceable obligation of the Borrower it purports to be.

    3.2 NO LEGAL OBSTACLE TO AGREEMENT. Neither the execution of this Fifth Amendment, the making by the Borrower of any borrowings under the Agreement, nor the performance of the Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which the Borrower is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to Borrower, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of the Borrower other than pursuant to the Pledge Agreement. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by the Borrower of this Fifth Amendment, the Agreement, or the transactions contemplated hereby or thereby, or the making of any Borrowings by the Borrower under the Agreement.

    3.3 INCORPORATION OF CERTAIN REPRESENTATIONS. The representations and warranties set forth in Section 4 of the Agreement are true and correct in all respects on and as of the date hereof as though made on and as of the date hereof.

    3.4 DEFAULT. No Event of Default under the Agreement has occurred and is continuing.

    4. CONDITIONS, EFFECTIVENESS. This Fifth Amendment shall become effective as of the date first written above subject to delivery of the following to the Bank in form and substance satisfactory to the Bank within five Business Days of the date hereof:

    4.1 RESOLUTIONS; INCUMBENCY CERTIFICATE. The signed certificate of the President, a Senior Vice President, or a Vice President and the Secretary or an Assistant Secretary of the Borrower, dated as of the date hereof, certifying as to (a) a true and correct copy of resolutions adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Fifth Amendment, and (b) the incumbency and specimen signatures of officers of the Borrower executing this Fifth Amendment.

    4.2 OTHER EVIDENCE. Such other evidence with respect to the Borrower or any other person as the Bank may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all corporate action in connection with this Fifth Amendment and the Agreement and the compliance with the conditions set forth herein.

    4.3 CONDITIONS SUBSEQUENT RE HOLLYWOOD DIGITAL ACQUISITION. Promptly following completion of the Hollywood Digital Acquisition, as a condition subsequent to the continued effectiveness of this Fifth Amendment and the Agreement, the Borrower shall deliver the following to the Bank in form and substance satisfactory to the Bank:

    (a) A Guaranty, duly executed and delivered by Todd-AO HD, substantially in the form of Exhibit A hereto;

    (b) The signed certificate of the President, a Senior Vice President, or a Vice President and the Secretary or an Assistant Secretary of Todd-AO HD, dated as of such date, certifying:

              (i) as to a true and correct copy of resolutions adopted by the Board of Directors of Todd-AO HD authorizing the execution, delivery and performance by Todd-AO HD of its Guaranty;

              (ii) as to a true and correct copy of the by-laws of Todd-AO HD as in effect on such date;

              (iii) as to the incumbency and specimen signatures of officers of Todd-AO HD executing its Guaranty;

              (iv) that, after giving effect to such acquisition, (A) there is no Default or Event of Default, and (B) the representations and warranties contained in the Agreement are true, correct and complete in all material respects on and as of such date to the extent as though made on and as of such date, except with respect to any representation or warranty which specifically refers to an earlier date;

              (v) that the Hollywood Digital Acquisition was completed on terms and conditions disclosed to and previously approved by the Bank; and

              (vi) as to compliance with the financial covenants set forth in Sections 8.6(c), 8.9, 8.12, 8.13 and 8.14 of the Agreement, together with a certificate setting forth calculations with respect to such compliance.

    (c) The certificate or articles of incorporation of Todd-AO HD, certified by the secretary of state of the state of state of its incorporation, dated as of a recent date.

    (d) Certificate of good standing for Todd-AO HD from the secretary of state of the state of state of its incorporation, dated as of a recent date.


    5.   MISCELLANEOUS.

    5.1 EFFECTIVENESS OF THE AGREEMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

    5.2 WAIVER. This Fifth Amendment is specific in time and in intent and does not constitute, nor should it be construed as, a waiver of any right, power or privilege under the Agreement, or any agreement, contract, indenture, document or instrument mentioned in the Agreement; nor does it preclude other or further exercise of any right, power, privilege or default hereunder, under the Agreement or under any agreement, contract, indenture, document or instrument mentioned in the Agreement. The Bank expressly reserves its right to exercise any remedy available to it under the Agreement, or any agreement, contract, indenture, document or instrument mentioned in the Agreement.

    5.3 COUNTERPARTS. This Fifth Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Fifth Amendment shall not become effective until the Borrower and the Bank shall have signed a copy hereof, whether the same or counterparts, and the same shall have been delivered to the Bank.

    5.4 JURISDICTION. This Fifth Amendment, and any instrument or agreement required hereunder, shall be governed by and construed under the laws of the State of California.

    IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.


                        THE TODD-AO CORPORATION,
                        a Delaware corporation


                        By:  _______________________________
                                  W. R. Strickley
                               Senior Vice President
                            and Chief Financial Officer

                        BANK OF AMERICA NATIONAL TRUST
                        AND SAVINGS ASSOCIATION


                        By:  ___________________________
                                   Matthew Koenig
                                   Vice President

                  CONSENT OF GUARANTORS AND AMENDMENT TO GUARANTIES



    Each of the undersigned, as Guarantor under its Continuing Guaranty in favor of Bank of America National Trust and Savings Association ("Guaranty") hereby (a) consents to the foregoing Fifth Amendment to Credit Agreement dated as of June 6, 1997 and confirms that its Guaranty remains in full force and effect after giving effect thereto and represents and warrants that there is no defense, counterclaim or offset of any type or nature under its Guaranty and (b) agrees with Bank that its Guaranty is amended by (i) amending the first sentence of its Guaranty by inserting ", subject to Paragraph 15" at the end thereof before the period and (ii) deleting in its entirety the first sentence of paragraph 2 of its Guaranty.


Dated as of June 6, 1997


                        TODD-AO PRODUCTIONS INC.
                        TODD-AO STUDIOS EAST INC.
                        TODD-AO DIGITAL IMAGES
                        TODD-AO VIDEO SERVICES
                        TODD-AO STUDIOS WEST


                        By:  ___________________________
                                  J. R. DeLang
                                 Vice President

                                      EXHIBIT A


                                            BORROWER: THE TODD A-O CORPORATION
                                                   GUARANTOR: TODD-AO HD, INC.


                                 CONTINUING GUARANTY


To:  BANK OF AMERICA NATIONAL
         TRUST AND SAVINGS ASSOCIATION


    (1) For valuable consideration, the undersigned ("Guarantor") unconditionally guarantees and promises to pay to BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("Bank"), or order, on demand, in lawful money of the United States, any and all indebtedness of The Todd A-O Corporation ("Borrower") owing to Bank, subject to Paragraph (15). The term "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by Bank by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

    (2) Bank may permit the indebtedness of Borrower to exceed Guarantor's liability, and may apply any amounts received from any source, other than from Guarantor, to the unguaranteed portion of Borrower's indebtedness. This is a continuing guaranty relating to any indebtedness, including that arising under successive transactions which shall either continue the indebtedness or from time to time renew it after it has been satisfied. Any payment by Guarantor shall not reduce Guarantor's maximum obligation hereunder, unless written notice to that effect be actually received by Bank at or prior to the time of such payment.

    (3) The obligations hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions; and Guarantor waives the benefit of any statute of limitations affecting Guarantor's liability hereunder.

    (4) Guarantor authorizes Bank, without notice or demand and without affecting Guarantor's liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security for the payment of this Guaranty or the indebtedness guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine; and (d) release or substitute any one or more of the endorsers or guarantors.

    (5) Guarantor waives any right to require Bank to (a) proceed against Borrower; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Bank's power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of Borrower, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor's obligations exceed or are more burdensome than those of Borrower. Guarantor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Guaranty and Guarantor waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower, and waives any benefit of and any right to participate in any security now or hereafter held by Bank. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits of California Civil Code Sections 2809, 2810, 2819, 2825, 2839 and 2845 through 2850.

    (6) Guarantor understands and acknowledges that if Bank forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness, that foreclosure could impair or destroy any ability that Guarantor may have to seek reimbursement, contribution or indemnification from Borrower or others based on any right Guarantor may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by Guarantor under this Guaranty. Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Guarantor's rights, if any, may entitle Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in UNION BANK V. GRADSKY, 265 Cal. App. 2d. 40 (1968). By executing this Guaranty, Guarantor freely, irrevocably and unconditionally: (i) waives and relinquishes that defense and agrees that Guarantor will be fully liable under this Guaranty even though Bank may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness; (ii) agrees that Guarantor will not assert that defense in any action or proceeding which Bank may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by Guarantor in this Guaranty include any right or defense that Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that Bank is relying on this waiver in creating the indebtedness, and that this waiver is a material part of the consideration which Bank is receiving for creating the indebtedness.

    (7) Guarantor acknowledges and agrees that Guarantor shall have the sole responsibility for obtaining from Borrower such information concerning Borrower's financial conditions or business operations as Guarantor may require, and that Bank has no duty at any time to disclose to Guarantor any information relating to the business operations or financial conditions of Borrower.

    (8) To secure all of Guarantor's obligations hereunder, Guarantor assigns and grants to Bank a security interest in all moneys, securities and other property of Guarantor now or hereafter in the possession of Bank, and all deposit accounts of Guarantor maintained with Bank, and all proceeds thereof. Upon default or breach of any of Guarantor's obligations to Bank, Bank may apply any deposit account to reduce the indebtedness, and may foreclose any collateral as provided in the Uniform Commercial Code and in any security agreements between Bank and Guarantor.

    (9) Any obligations of Borrower to Guarantor, now or hereafter existing, including but not limited to any obligations to Guarantor as subrogees of Bank or resulting from Guarantor's performance under this Guaranty, are hereby subordinated to the indebtedness. Such obligations of Borrower to Guarantor if Bank so requests shall be enforced and performance received by Guarantor as trustees for Bank and the proceeds thereof shall be paid over to Bank on account of the indebtedness of Borrower to Bank, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

    (10) This Guaranty may be revoked at any time by Guarantor in respect to future transactions, unless there is a continuing consideration as to such transactions which Guarantor does not renounce. Such revocation shall be effective upon actual receipt by Bank at the address shown below of written notice of revocation. Revocation shall not affect any of Guarantor's obligations or Bank's rights with respect to transactions which precede Bank's receipt of such notice, regardless of whether or not the indebtedness related to such transactions, before or after revocation, has been renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including time for payment or increase or decrease of the rate of interest thereon. Revocation by any other guarantor of Borrower's indebtedness shall not affect any obligations of Guarantor. If this Guaranty is revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by Borrower to Bank is rescinded or must be returned by Bank to Borrower, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation.

    (11) Where Borrower is a corporation or partnership it is not necessary for Bank to inquire into the powers of Borrower or of the officers, directors, partners or agents acting or purporting to act on Borrower's behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

    (12) Bank may, without notice to Guarantor and without affecting Guarantor's obligations hereunder, assign the indebtedness and this Guaranty, in whole or in part. Guarantor agrees that Bank may disclose to any prospective purchaser and any purchaser of all or part of the indebtedness any and all information in Bank's possession concerning Guarantor, this Guaranty and any security for this Guaranty.

    (13) Guarantor agrees to pay to Bank, on demand, all out-of-pocket expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Bank prior to the commencement of any legal action in connection with the enforcement of this Guaranty and any instrument or agreement required under this Guaranty. In the event of a legal action, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court.

    (14) This Guaranty shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

    (15) Notwithstanding anything to the contrary contained herein, Guarantor's liability pursuant to this Guaranty shall be limited to the greater of: (a) the 'reasonably equivalent value,' received by Guarantor or any of its subsidiaries arising out of the indebtedness (including, without limitation, repayment of intercompany or third party debt of, investments made in, and capital contributions, advances and loans made to, Guarantor or any of its subsidiaries, directly or indirectly, by Borrower or any other subsidiary with, or as a direct or indirect result of obtaining, the proceeds of any indebtedness) in exchange for or in connection with Guarantor's guaranty of the indebtedness, and (b) 95% of the excess of (i) a 'fair valuation' of the amount of


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

the assets and other property of Guarantor and its subsidiaries taken as a whole as of the applicable date of determination of the incurrence of Guarantor's obligations hereunder OVER (ii) a 'fair valuation' of Guarantor's and its subsidiaries' debts taken as a whole as of such date, but excluding liabilities arising under this Guaranty and excluding all liabilities owing by Guarantor and its subsidiaries taken as a whole to Borrower or any other Subsidiary or otherwise subordinated to Guarantor's obligations hereunder, it being understood that a portion of such indebtedness owing to Borrower shall be discharged on a dollar-for-dollar basis in an amount equal to the amount paid by Guarantor hereunder. The meaning of the terms 'reasonably equivalent value' and 'fair valuation,' and the calculations of assets and other property and debts, shall be determined in accordance with the applicable federal and California state laws in effect on the date hereof governing the determination of the insolvency of a debtor and to further the intent of all parties hereto to maximize the amount payable by Guarantor without rendering it insolvent or leaving it with an unreasonably small amount of capital in relation to its business, in either case, at the applicable date for the determination of the incurrence of its obligations hereunder; PROVIDED, HOWEVER, Guarantor agrees, to the maximum extent permitted by law, that 'fair valuation' of Guarantor's and its subsidiaries' assets and other properties means the fair market sales price as would be obtained in an arms-length transaction between competent, informed and willing parties under no compulsion to sell or buy or collections thereof obtained in the ordinary course of business and 'fair valuation' of its debts means the amount, in light of the applicable circumstances, at the time, for which Guarantor or its subsidiaries is liable for matured known liquidated liabilities or would reasonably be expected to become liable on contingent or unliquidated liabilities as they mature and taking into consideration the nature of any such contingency and the probability that liability would be imposed.

    (16) Guarantor represents and warrants for and with respect to itself that:

         (a) Guarantor is a corporation duly organized and existing under the laws of the state of its incorporation, and is properly licensed and in good standing in, and where necessary to maintain its rights and privileges have complied with the fictitious name statute of, every jurisdiction in which it is doing business, except where the failure to be licensed or be in good standing or comply with any such statute will not have a material adverse effect on the ability of Guarantor to perform its obligations hereunder or under any instrument or agreement required hereunder;

         (b) The execution, delivery and performance of this Guaranty and any instrument or agreement required hereunder are within the power of Guarantor, have been duly authorized by, and are not in conflict with the terms of any charter, by-law or other organization papers of, Guarantor;

         (c) No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Guaranty or any instrument or agreement required hereunder;

         (d) There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Guarantor, which would be contravened by the execution, delivery, performance or enforcement of this Guaranty or any instrument or agreement required hereunder;

         (e) This Guaranty is a legal, valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except where enforceability thereof may be limited by applicable law relating to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the application of general principles of equity;

         (f) There is no action, suit or proceeding pending against, or to the knowledge of Guarantor, threatened against or affecting Guarantor, before any court or arbitrator or any governmental body, agency or official which in any manner draws into question the validity or enforceability of this Guaranty; and

         (g) The execution, delivery and performance by Guarantor of this Guaranty does not constitute, to the best knowledge of Guarantor, a "fraudulent conveyance," "fraudulent obligation" or "fraudulent transfer" within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any jurisdiction.


    Executed this __________ day of June, 1997.


                             TODD-AO HD, INC.
                             "Guarantor"


                        By:  ____________________________
                                    J. R. DeLang
                                   Vice President



Address for notices to Bank:

Bank of America National Trust
and Savings Association
555 South Flower Street, 10th Floor
Los Angeles, CA  90071
Attention:  Matthew Koenig
           Vice President
           Credit Products #3283


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